Term sheet No. 1542J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated May 31, 2012; Rule 433
Deutsche Bank AG, London Branch
$     Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due June 29*, 2016
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due June 29*, 2016 (the “BUyS”) are designed for investors who seek a return at maturity of 125.00% of the appreciation, if any, of an equally weighted basket of equity components, up to a Basket Return Cap (as defined below) of between 47.80% and 57.80% (to be determined on the Trade Date). The BUyS do not pay coupon and dividend payments and investors should be willing to lose up to 80.00% of their initial investment if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about June 29*, 2016.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about June 22*, 2012 (the “Trade Date”) and are expected to settle on or about June 29*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The BUyS are linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund (each, a “Basket Component” and collectively, the “Basket Components”). We refer to each Basket Component that is an index as a “Basket Index” and the Basket Component that is an exchange traded fund as the “Basket ETF.”

	Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
	S&P 500® Index (the “S&P Index”)	SPX	1/3
	Russell 2000® Index (the “Russell Index”)	RTY	1/3
	iShares® MSCI EAFE Index Fund (the “EFA Fund”)	EFA UP	1/3
† The Initial Component Levels will be set on the Trade Date
Payment at Maturity:	•
If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment at maturity per $1,000 Face Amount of BUyS equal to the Face Amount plus the product of the Face Amount and the Basket Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) the Basket Return x Participation Rate and (ii) the Maximum Return]
	•	If the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Level of 20.00%, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of BUyS.
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If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 20.00%, you will lose 1.00% of the Face Amount of your BUyS for every 1.00% that the Final Basket Level is less than the Initial Basket Level in excess of 20.00%, and you will receive a cash payment at maturity per $1,000 Face Amount of BUyS, calculated as follows:
$1,000 + [$1,000 × (Basket Return + Buffer Level)]

You may lose up to $800 per $1,000 Face Amount of BUyS at maturity if the Basket Return is negative and the Final Basket Level is less than the Initial Basket Level by an amount greater than 20.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Basket Return:	The Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level The Basket Return may be positive, zero or negative.
(Key Terms continued on next page)
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$27.50	$972.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $27.50 per $1,000 BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

May 31, 2012

(Key terms continued from previous page)
Initial Basket Level:	100
Final Basket Level:
The Final Basket Level will be calculated on the Final Valuation Date, as follows:
100 x [1 + (S&P Index return x 1/3) + (Russell Index return x 1/3) + (EFA Fund return x 1/3)]
where the return for each Basket Index is the percentage change from the applicable Initial Component Level to the applicable index closing level on the Final Valuation Date, and the return for the Basket ETF is the percentage change from the Initial Component Level to the closing price of one share of the Basket ETF on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for the Basket ETF.

Buffer Level:	20.00%
Participation Rate:	125.00% upside participation
Basket Return Cap:	47.80% – 57.80% (to be determined on the Trade Date)
Maximum Return:	59.75% – 72.25% (equal to the Participation Rate multiplied by the Basket Return Cap, which will be determined on the Trade Date)
Share Adjustment Factor:
Initially 1.0 for the Basket ETF, subject to adjustment for certain actions affecting the Basket ETF.  See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	June 22*, 2012
Final Valuation Date†:	June 22*, 2016
Maturity Date†:	June 29*, 2016
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP:	2515A1K91
ISIN:	US2515A1K919
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009: http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009: http://sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performances for the Basket?

The table below illustrates the Payment at Maturity per Face Amount of BUyS for a hypothetical range of performances for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 125.00%, a Buffer Level of 20.00%, a Basket Return Cap of 52.80% and a Maximum Return of 66.00% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	$1,660.00	66.00%
175.00	75.00%	$1,660.00	66.00%
152.80	52.80%	$1,660.00	66.00%
150.00	50.00%	$1,625.00	62.50%
125.00	25.00%	$1,312.50	31.25%
110.00	10.00%	$1,125.00	12.50%
102.00	2.00%	$1,025.00	2.50%
101.00	1.00%	$1,012.50	1.25%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$900.00	-10.00%
50.00	-50.00%	$700.00	-30.00%
25.00	-75.00%	$450.00	-55.00%
0.00	-100.00%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases 10.00% from the Initial Basket Level of 100 to the Final Basket Level of 110.00. Because the Final Basket Level is greater than the Initial Basket Level, and the Basket Return of 10.00% multiplied by the Participation Rate of 125.00% does not exceed the hypothetical Maximum Return of 66.00%, the investor receives a Payment at Maturity of $1,125.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 10.00% x 125.00%) = $1,125.00

Example 2: The level of the Basket increases 75.00% from the Initial Basket Level of 100 to the Final Basket Level of 175.00. Because the Final Basket Level is greater than the Initial Basket Level, and the Basket Return of 75.00% multiplied by the Participation Rate of 125.00% exceeds the hypothetical Maximum Return of 66.00%, the investor receives a Payment at Maturity of $1,660.00 per $1,000.00 Face Amount of BUyS, the maximum payment on the BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + ($1,000.00 x 66.00%) = $1,660.00

Example 3: The level of the Basket declines 2.00% from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Although the Final Basket Level is less than the Initial Basket Level, because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000.00 Face Amount of BUyS.

Example 4: The level of the Basket declines 30.00% from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $900.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x (-30.00% + 20.00%)] = $900.00

Example 5: The level of the Basket declines 100.00% from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $200.00 per $1,000.00 Face Amount of BUyS, calculated as follows:

Payment at Maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 20.00%)] = $200.00

What Is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical Payment at Maturity per $1,000 Face Amount of BUyS for three hypothetical scenarios and assume Initial Component Levels of 1,330.00 for the S&P Index, 775.00 for the Russell Index and 50.00 for the EFA Fund. The actual Initial Component Levels will be set on Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on other Basket Components may more than offset the positive return, and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,330.00	775.00	50.00
Final Component Level	2,527.00	1,240.00	63.50
Basket Component Return	90.00%	60.00%	27.00%
Component Weighting	1/3	1/3	1/3
Contribution to Basket	30.00%	20.00%	9.00%
Final Basket Level	159.00
Basket Return	59.00%
Return on BUyS (%)	66.00%
Payment at Maturity	$1,660.00
Scenario 2
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,330.00	775.00	50.00
Final Component Level	1,529.50	193.75	35.00
Basket Component Return	15.00%	-75.00%	-30.00%
Component Weighting	1/3	1/3	1/3
Contribution to Basket	5.00%	-25.00%	-10.00%
Final Basket Level	70.00
Basket Return	-30.00%
Return on BUyS (%)	-10.00%
Payment at Maturity	$900.00
Scenario 3
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,330.00	775.00	50.00
Final Component Level	1,130.50	542.50	50.00
Basket Component Return	-15.00%	-30.00%	0.00%
Component Weighting	1/3	1/3	1/3
Contribution to Basket	-5.00%	-10.00%	0.00%
Final Basket Level	85.00
Basket Return	-15.00%
Return on BUyS (%)	0.00%
Payment at Maturity	$1,000.00

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 90.00%, 60.00%, and 27.00% for the S&P Index, the Russell Index and the EFA Fund respectively. The Final Basket Level is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting) + (EFA Fund return x EFA Fund weighting)]

	=	100 x [1 + (90.00% x 1/3) + (60.00% x 1/3) + (27.00% x 1/3)]

	=	159.00

Because the Final Basket Level of 159.00 is greater than the Initial Basket Level of 100 and the Basket Return multiplied by the Participation Rate exceeds the hypothetical Maximum Return of 66.00%, the investor receives a Payment at Maturity of $1,660.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x the lesser of (i) the Basket Return x Participation Rate and (ii) the Maximum Return]

	=	$1,000 + ($1,000 x 66.00%)

	=	$1,660.00

Scenario 2: Scenario 2 assumes hypothetical returns of 15.00%, -75.00%, and -30.00% for the S&P Index, the Russell Index and the EFA Fund respectively. The Final Basket Level is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting) + (EFA Fund return x EFA Fund weighting)]

	=	100 x [1 + (15.00% x 1/3) + (-75.00% x 1/3) + (-30.00% x 1/3)]

	=	70.00

Because the Final Basket Level of 70.00 is less than the Initial Basket Level of 100 by an amount greater than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $900.00 per $1,000 Face Amount of BUyS, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-30.00% + 20.00%))

	=	$900.00

In this example, even though the S&P Index return is positive, the negative returns on the other Basket Components more than offset the positive return on the S&P Index, producing a Basket Return less than -20.00%. As a result, the return on the BUyS is negative.

Scenario 3: Scenario 3 assumes hypothetical returns of -15.00%, -30.00%, and 0.00% for the S&P Index, the Russell Index and the EFA Fund respectively. The Final Basket Level is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P Index return x S&P Index weighting) + (Russell Index return x Russell Index weighting) + (EFA Fund return x EFA Fund weighting)]

	=	100 x [1 + (-15.00% x 1/3) + (-30.00% x 1/3) + (0.00% x 1/3)]

	=	85.00

Because the Final Basket Level of 85.00 is less than the Initial Basket Level of 100 by not more than the Buffer Level of 20.00%, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of BUyS.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED — You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 47.80% and 57.80% (to be determined on the Trade Date), and therefore the Maximum Return will be between 59.75% and 72.25% (to be determined on the Trade Date). Thus, the maximum payment you can receive is between $1,597.50 and $1,722.50 (to be determined on the Trade Date) for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Level of 20.00%, for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the Face Amount of your BUyS. For example, a Basket Return of -25.00% will result in a 5.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS — The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The iShares® MSCI EAFE Index Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the Basket ETF or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the BUyS will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your BUyS, and (ii) your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your BUyS could be materially and adversely affected.

Even if the treatment of the BUyS as prepaid financial contracts is respected, it is possible, because the EFA Fund is a Basket Component, that the BUyS could be treated (in whole or part) as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS could be recharacterized as ordinary income, in which case an interest charge would apply.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the BUyS.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS — The BUyS do not guarantee any return of your initial investment in excess of $200.00 per $1,000 Face Amount of BUyS. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Level. Accordingly, you could lose up to $800.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP — As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 47.80% and 57.80% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 59.75% and 72.25% (to be determined on the Trade Date) and your Payment at Maturity will be limited to a maximum payment of between  $1,597.50 and $1,722.50 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components or holders of shares of an exchange traded fund would have.

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CREDIT OF THE ISSUER — The BUyS are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the BUyS, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the BUyS and in the event Deutsche Bank AG were to default on its obligations, you may not receive the Payment at Maturity owed to you under the terms of the BUyS.

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PAST PERFORMANCE OF THE BASKET COMPONENTS OR ANY UNDERLYING INDEX OR COMPONENT STOCKS OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components or any underlying index or component stocks of the Basket Components over the term of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Components or such underlying index or component stocks of the Basket Components, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or such underlying index or component stocks of the Basket Components.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Basket ETF. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Basket ETF. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Basket ETF shares may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Basket ETF may differ from its NAV per share; the Basket ETF may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE BASKET ETF OR TO ITS UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS — The Basket ETF seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of its underlying index (the "tracked index"). The sponsor of the tracked index may add, delete or substitute the stocks underlying the tracked index, which could change the value of the tracked index. Pursuant to its investment strategy or otherwise, the investment adviser or sponsor of the Basket ETF may add, delete, or substitute the stocks composing the Basket ETF. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Basket ETF, which could cause the Final Basket Level to fall below the Initial Basket Level by an amount greater than the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the Face Amount of your BUyS.

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THE BASKET ETF AND ITS TRACKED INDEX ARE DIFFERENT – The performance of the Basket ETF may not exactly replicate the performance of its tracked index because the Basket ETF will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the Basket ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Basket ETF or due to other circumstances. The Basket ETF may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to its tracked index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE BASKET ETF AND US, AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR INDEPENDENTLY VERIFIED, ANY DISCLOSURE BY THE BASKET ETF— We are not affiliated with the Basket ETF or the issuers of the component securities held by the Basket ETF or underlying its tracked index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Basket ETF or underlying its tracked index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the component securities held by the Basket ETF or the component stocks underlying its tracked index or any of the issuers of the component securities held by the Basket ETF or underlying its tracked index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the Basket ETF or underlying its track index and the issuers of the component securities held by the Basket ETF or underlying its tracked index. Neither the Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its tracked index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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CURRENCY EXCHANGE RISK — Because the Basket ETF invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Basket ETF’s return. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Basket ETF and have an adverse impact on the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign equity securities held by the Basket ETF may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the BUyS involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agent’s commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS — While we expect that, generally, the levels of the Basket Components will affect the value of the BUyS more than any other single factor, the value of the BUyS will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the component stocks of the Basket Components (while not paid to holders of the BUyS, dividend payments on the component stocks of the Basket Components may influence the market price of the component stocks of the Basket Components and the market value of options on the component stocks of the Basket Components and, therefore, affect the value of the BUyS)

•	the occurrence of certain events affecting an exchange traded fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying each Basket Component;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE BUYS — We or one or more of our affiliates expect to hedge our exposure from the BUyS by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the BUyS. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the BUyS declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the BUyS. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investing strategies relating to the BUyS.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Component to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS — We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS could be materially and adversely affected. Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated (in whole or in part) as “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS could be recharacterized as ordinary income, in which case an interest charge would apply.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked as described herein to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, the indicated Basket Return Cap (the actual Basket Return Cap will be set on the Trade Date) and the Buffer Level;

•	You are willing to lose up to 80.00% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with this exposure to the Basket;

•	You seek an investment with an uncapped upside return;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Components from May 29, 2007 through May 29, 2012. The closing level of the S&P 500® Index on May 29, 2012 was 1,332.42. The closing level of the Russell 2000® Index on May 29, 2012 was 777.16. The closing price of the iShares® MSCI EAFE Index Fund on May 29, 2012 was 48.71. The fourth graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on May 29, 2012 equal to 100.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Historical Performance of the Russell 2000® Index

1,000
900
800
700
600
500
400
300
200
100
0
Closing Level
May-07
May-08
May-09
May-10
May-11
May-12

Source: Bloomberg

Historical Performance of the iShares® MSCI EAFE Index Fund

100
90
80
70
60
50
40
30
20
10
0
Closing Price
May-07
May-08
May-09
May-10
May-11
May-12

Source: Bloomberg

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the BUyS of up to 2.75% or $27.50 per $1,000 Face Amount of BUyS. DBSI may pay referral fees of up to 0.50% or $5.00 per $1,000 Face Amount of BUyS to certain other broker dealers.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.